Exhibit 99.3

FOR IMMEDIATE RELEASE

Dobson Communications Names Two New Members to Board of Directors

     OKLAHOMA CITY, February 17, 2004 (PRIMEZONE) —Dobson Communications Corporation (Nasdaq:DCEL) announced today the appointment Mark S. Feighner and Robert A. Schriesheim to serve on its board of directors. With their appointments, chairman emeritus and director Russell L. Dobson will be stepping down from the board. The Company’s board now consists of seven members, five of whom are independent directors.

     Mr. Feighner is a well-known veteran of the wireless industry, having capped a 28-year career at GTE by serving as that company’s wireless president prior to its acquisition in 2000 by Bell Atlantic. Since that time, he has served as a venture partner and advisor for Austin Ventures, an early-stage investment and advisory firm to telecommunications companies.

     He is a past board member of CTIA, the primary trade group for the U.S. telecommunications industry, and a past board member of Z-Tel Communications, for whom he also served as chairman of the Audit Committee.

     Mr. Feighner earned a B.S. in Business and Marketing from Indiana University.

     Mr. Schriesheim has since 2002 served as managing general partner and venture manager for ARCH Development Partners LLC, a technology seed-stage venture fund. His experience includes 17 years as strategist, senior financial officer and a private equity investor in the communications and information services industries, as well has having served on public communications company boards.

     Prior to ARCH Development, Mr. Schriesheim was executive vice president, corporate development, and chief financial officer for Global Telesystems, Inc., headquartered in London, England. Global Telesystems was a publicly traded provider of telecommunications, data and related services to businesses throughout Western and Central Europe and Russia, prior to its sale to KPNQwest in 2002.

     He currently sits on the boards of three ARCH Development portfolio companies and, until its sale in 2003, sat on the board of NCH NuWorld Marketing, a privately held international marketing information services company. Additionally, he previously was on the boards of both Global TeleSystems as well as its public subsidiary, Global Telecom.

     He earned an A.B. in Chemistry from Princeton University and an M.B.A. in Finance and Business Economics from the Graduate School of Business, University of Chicago.

     “We’re very pleased with the strengths and depth of experience that Rob and Mark bring to the Dobson Communications board of directors,” said Everett Dobson, chairman, chief executive officer and president of Dobson Communications. “I expect their contributions to be significant as we continue to capitalize on our opportunities to grow and create shareholder value in the wireless industry.”

About Dobson Communications

     Dobson Communications is a leading provider of wireless phone services to rural markets in the United States. Headquartered in Oklahoma City, the Company owns wireless operations in 16 states, with markets covering a population of 10.6 million. The Company serves 1.6 million customers. For additional information on the Company and its operations, please visit its Web site at www.dobson.net.

Contact:

Dobson Communications Corporation
J. Warren Henry, Vice President, Investor Relations
(405) 529-8820